EXHIBIT 99.1

CONTACT:	Liz Merritt, Rural/Metro Corporation
(480) 606-3337
Financial Dynamics, Investor Relations
Jim Byers (investors)
(415) 439-4504
Christopher Katis (media)
(415) 439-4518

For immediate release

RURAL/METRO RECEIVES NASDAQ NOTICE REGARDING LISTING

SCOTTSDALE, Ariz. (April 16, 2004) – Rural/Metro Corporation (NASDAQ: RURL), a national leader in ambulance transportation and fire protection services, announced today that it has received notification that the company is not in compliance with Marketplace Rule 4310(c)(2)(B). This rule requires companies listed on the NASDAQ SmallCap Market to have a minimum of $2.5 million in stockholders’ equity or $35 million market value of listed securities, or $500,000 of net income from continuing operations for the most recently completed fiscal year or two of the three most recently completed fiscal years.

In the notice, NASDAQ specifically noted that the market value of the company’s listed securities was below the $35 million required by the Rule. At the close of trading today, the market value of the company’s listed securities was $27.6 million based on a closing share price of $1.65.

The company has submitted a written response to NASDAQ concerning this matter, which will be taken into consideration by the NASDAQ Listing Qualifications Panel (the “Panel”) as it considers the company’s listing status.

The company’s common stock has traded under an exception provided by the Panel on November 25, 2003. At that time, the Panel determined it would continue the company’s listing under the following terms:

•	Timely filing of all periodic reports with the Securities and Exchange Commission and NASDAQ for all reporting periods ending on or before June 30, 2004, of which the Company is in compliances.

•	Demonstration of at least $500,000 in net income from continuing operations on a cumulative basis for each quarter and for the full fiscal year ending on June 30, 2004, or $2.5 million in shareholders’ equity, or $35 million in market value of its listed securities. The company’s most recent Form 10-Q reflects net income from continuing operations of $2.3 million for the three-months ended December 31, 2003 and $3.4 million for the six months ended December 31, 2003.

On January 8, 2004, the company was notified that the NASDAQ Listing and Hearing Review Council (the “Council”) had called the Panel’s determination for review.

On February 27, 2004, the company was notified that the Council had found the Panel’s decision to allow the company to meet the net income standard on a prospective basis to be inappropriate. The Council stated that the rule requires demonstration of net income from continuing operations for the most previously completed fiscal year or for two of the three most recently completed fiscal years. Through the first six months of fiscal 2004, Rural/Metro has had net income from continuing operations of $3.4 million; however, it did not meet the standard for all of fiscal 2003.

At the time of the Council’s decision, the company met the market value of listed securities alternative of the rule, having sustained $35 million in market value of its listed securities for 16 trading days beginning January 23, 2004 and ending February 13, 2004. As a result, the Council affirmed the Panel’s decision to allow the company to remain listed.

In the event the Company’s common stock is delisted from the NASDAQ SmallCap Market, the Company believes its common stock would be quoted on the OTC Bulletin Board operated by the National Association of Security Dealers. In addition, the Company will seek to list its common stock on alternative exchanges. However, there can be no assurance that the Company’s securities would be listed on any such system or another exchange.

Rural/Metro Corporation provides emergency and non-emergency medical transportation, fire protection, and other safety services in 24 states and more than 400 communities throughout the United States.

Except for historical information herein, this press release may contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include, among others, the Company’s ability to successfully maintain its listing on the NASDAQ SmallCap Market or to maintain a listing on another system or exchange; the company’s ability to collect its accounts receivable; competitors’ actions; litigation matters; and the company’s ability to sustain operating cash flow, secure new contracts, retain existing contracts, and improve earnings and operating margins. Additional factors that could affect the company are described in its Form 10-K as amended for the year ended June 30, 2003 under the caption “Risk Factors” in the Management’s Discussion and Analysis section, and other factors as described from time to time in the company’s SEC filings. The company disclaims any obligation to update its forward-looking statements.

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